---------------------------------
                                                         OMB APPROVAL
                                               ---------------------------------
                                               OMB Number:             3235-0104
                                               Expires:         January 31, 2005
                                               Estimated average burden
                                               hours per response............0.5
                                               ---------------------------------

FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Grant                             Stefan                                C.
--------------------------------------------------------------------------------
   (Last)                            (First)                            (Middle)

                                 C/o Genta Inc.
                               Two Connell Drive
--------------------------------------------------------------------------------
                                    (Street)

   Berkeley Height                      NJ                                07922
--------------------------------------------------------------------------------
   (City)                            (State)                              (Zip)

--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

   Nov. 26, 2002
--------------------------------------------------------------------------------
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)
--------------------------------------------------------------------------------
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   |_| Director                     |_| 10% Owner
   |X| Officer (give title below)   |_| Other (specify below)

   Corporate Counsel
--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

   Dec. 16, 2002
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   |X| Form filed by One Reporting Person
   |_| Form filed by More than One Reporting Person

================================================================================
            Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                              3. Ownership Form:
                              2. Amount of Securities            Direct (D) or
1. Title of Security             Beneficially Owned              Indirect (I)             4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    (Instr. 4)                      (Instr. 5)                  (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                 100                             D
par value $.001
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


                                                                          (Over)

FORM 3

================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                          2. Date Exercisable          (Instr. 4)                                         Derivative
                             and Expiration Date    ---------------------------------   4. Conver-        Securities:
                             (Month/Day/Year)                            Amount            sion or        Direct       6. Nature of
                          ----------------------                         or                Exercise       (D) or          Indirect
                          Date        Expira-                            Number            Price of       Indirect        Beneficial
1. Title of Derivative    Exer-       tion                               of                Derivative     (I)             Ownership
   Security (Instr. 4)    cisable     Date          Title                Shares            Security       (Instr. 5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Options to acquire        4/26/03     4/26/12       Common Stock,        60,000            $11.72          D
Common Stock (1)                                    par value $.001
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) These options were granted upon employment with Genta Incorporated. These options vest equally over the next four (4) years.

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Stefan C. Grant                                      December 27, 2002
-----------------------------------------------          -----------------------
         **Signature of Reporting Person                           Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                          Page 2